EXHIBIT 99.2

Media Relations Contact: Brian Ziel (831.439.5429) brian.ziel@seagate.com Investor Relations Contact: Rod Cooper (831.439.2371) rod.j.cooper@seagate.com

SEAGATE TECHNOLOGY ANNOUNCES $2.5 BILLION, 24-MONTH STOCK

REPURCHASE PROGRAM

SCOTTS VALLEY, CA - August 8, 2006 - Seagate Technology (NYSE: STX) today announced that its Board of Directors has authorized the company to repurchase up to $2.5 billion of its outstanding shares of common stock over the next 24 months. This program reinforces Seagate’s ongoing commitment to enhance shareholder value in which, during fiscal year 2006, Seagate returned over $500 million to its shareholders through stock repurchases and quarterly dividends. Based on today’s stock price the new repurchase program announced today would represent approximately 20% of the company’s capitalization. As of July 28, 2006 Seagate had approximately 576 million shares of stock outstanding.

Seagate expects to fund the stock repurchase through a combination of cash on hand, future cash flow from operations and potential alternative sources of financing. Stock repurchases under this program may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share repurchase transactions or otherwise, or by any combination of such methods. The timing and actual number of shares repurchased will depend on a variety of factors including the stock price, corporate and regulatory requirements and other market and economic conditions. The stock repurchase program may be suspended or discontinued at any time.

About Seagate

Seagate is the worldwide leader in the design, manufacture and marketing of hard disc drives, providing products for a wide-range of Enterprise, Desktop, Mobile Computing, and Consumer Electronics applications. Seagate’s business model leverages technology leadership and world-class manufacturing to deliver industry-leading innovation and quality to its global customers, and to be the low cost producer in all markets in which it participates. The company is committed to providing award-winning products, customer support and reliability to meet the world’s growing demand for information storage. Seagate can be found around the globe and at www.seagate.com.

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